Letter of Ernst & Young LLP

September 4, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Current Report on Form 8-K dated September 4, 2015 of Catalyst Biosciences, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph and the second and fourth paragraphs of page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP